CERTIFICATE OF AMENDMENT
                                    OF
                       CERTIFICATE OF INCORPORATION



     Everest & Jennings International Ltd., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

     DOES HEREBY CERTIFY:

     FIRST: That a meeting of the Board of Directors of Everest & Jennings International Ltd., resolutions were duly adopted setting forth proposed amendments of the Certificate of Incorporation of said corporation, declaring said amendments to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolutions setting forth the proposed amendments are as follows:

          RESOLVED, that the Certificate of Incorporation of this corporation be amended by amending and restating Article IV in its entirety as follows:

                               "ARTICLE IV.

               A. The Corporation is authorized to issue one class of Common Stock. The number of shares of Common Stock which the Corporation is authorized to issue is 120,000,000, par value one cent ($0.01) each.

               B. No holder of shares of the Corporation of any class now or hereafter authorized shall have any preemptive right to subscribe for, purchase or receive any shares of the Corporation of any class now or hereafter authorized, or any options or warrants for such shares, or any securities convertible into or exchangeable for such shares, which may at any time be issued, sold or offered for sale by the Corporation.

               C. Every stockholder complying with the provisions of this paragraph and entitled to vote at any election of directors may cumulate such stockholder's votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes equal to the number of directors to be elected multiplied by the number of votes to which the stockholder's shares are normally entitled, or distribute the stockholder's votes on the same principle among as many candidates as the stockholder thinks fit. No stockholder shall be entitled to cumulate votes (i.e., cast for any candidate a number of votes which such stockholder normally is entitled to cast) unless such candidate's or candidates' name(s) have been placed in nomination prior to the voting and the stockholder has given notice at the meeting prior to the voting of the stockholder's intention to cumulate the stockholder's votes. If any one stockholder has given such notice, all stockholders may cumulate their votes for candidates in nomination. In any election of directors, the candidates receiving the highest number of affirmative votes to be elected by such shares are elected; votes against the directors and votes withheld shall have no legal effect."



          RESOLVED, that the Certificate of Incorporation of this corporation be amended by amending and restating Article IV-A in its entirety as follows:

                               "ARTICLE IV-A

     The Corporation is also authorized to issue one class of Preferred Stock. The number of shares of Preferred Stock which the Corporation is authorized to issue is 31,000,000, par value $0.01. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized to designate any one or more series of Preferred Stock and to fix the number of shares of any such series. The Board of Directors is hereby authorized to designate by resolution the powers, preferences or rights, and the qualifications, limitations or restrictions of the Preferred Stock or any series thereof, to alter by resolution the powers, preferences or rights, and the qualifications, limitations or restrictions or any wholly-unissued series of Preferred Stock and to increase or decrease by resolution (but not above the total number of authorized shares of Preferred Stock or below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series."


     SECOND: That thereafter, pursuant to resolution of its Board of Directors, a meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation law of the state of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendments.

     THIRD: That said amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, said corporation has caused this certificate to be signed by Joseph A. Newcomb, its Executive Vice President, and Rebecca C. Tuller, its Assistant Secretary, this 11th day of January 1994.


BY:  (JOSEPH A. NEWCOMB)
     JOSEPH A. NEWCOMB
     EXECUTIVE VICE PRESIDENT


ATTEST:  (REBECCA C. TULLER)
     REBECCA C. TULLER
     ASSISTANT CORPORATE SECRETARY